Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
2008 2nd Quarter Conference Call
Questions and Answers Transcript
At Conclusion of Call
August 7, 2008; 10:00 a.m. CT

Participant 1:	Hi, I’ve got a couple. First, your margin performance was really very good this quarter. It looks like you did a lot of work taking out both fixed and variable costs. Can you just give us an idea about where you think margins would go under a scenario where RevPAR is negative by let’s say a point or two? Not looking for guidance here, really, just looking for kind of order of magnitude how those relationships go.

Monty Bennett:	I think we’ve talked in the past that we would expect in the range of, you know, plus or minus 75 basis point reduction in margin in that scenario. I’d say a range of maybe 60 to 90 basis points

Participant 1:	And that’s down like minus one to minus two.

David Kimichik:	Our goal is to try to flow 50 percent of any revenue loss to the EBITDA line.

Monty Bennett:	Or to only flow so if revenues are down $100,000 our bottom line’s down only $50,000. That’s what we endeavor to do.

Participant 1:	Okay. Anything in particular, any color you can give us on how you achieved the margin results this quarter?

Monty Bennett:	You know, it’s kind of a combination of a few areas. A table in the back of our release shows rooms area and food and beverage being the biggest gainers but it’s really more of a property by property analysis of what we’re able to accomplish where and where we’re able to work and push our managers and where we weren’t. The only broad brush area where we are able to say is in the insurance line
2nd Quarter Conference Call — August 7, 2008 — Page 1

where a couple of months ago we locked in insurance, actually for two years, which is providing some nice savings for the portfolio.

Participant 1:	Great, can you talk a little bit about the accounting for the ESA note? What’s the cash yield and what are you going to book and how does that all work?

David Kimichik:	As we announced we expect almost 24 percent IRR from this investment that is factoring in the fact that the borrower would use a three one-year extension option and we would get paid at the maturity of that which is approximately four years out. We’ll be taking in income the cash portion of our payment as well as the amortized loan discount over those four years and so approximately two-thirds of our income is going to be the loan discount amortization and about one-third is going to be the cash component of that. And for GAAP purposes that’s income, I think in terms of our FFO and adjusted FFO and CAD, we intend those to be GAAP type numbers so we’ll be including those in our calculations going forward in both AFFO and CAD.

Participant 1:	And I guess probably for Doug as it relates to loans of this type that you can potentially buy at a discount. How big is that market? And how have you as you look at opportunities to reinvestment another $300 million or more of asset sales, what are the prospects for finding mezz pieces with these kinds of returns?

Monty Bennett:	This is Monty. I’m going to jump in and then if Doug wants to answer as well. The dams seem to really have broken on the availability of products maybe about a month or two ago and so we’re seeing a lot more product hitting the market. You know, we’ve had an internal list that shows about $20 billion worth of hotel paper that’s for sale out in the market place today, $21 billion to be exact. You know a lot of that paper doesn’t meet our criteria but some of it does and pricing is finally starting to get to a point where we think it’s attractive. An
2nd Quarter Conference Call — August 7, 2008 — Page 2

example being the ESA trades and there are some other pieces out there right now that we think looks decently attractive.

And I think pricing is only going to get better as the banks become more and more willing to unload these debt pieces. So it seems like, at least, the market is going to be pretty healthy for these types of investments but you just never know but it seems like it’s getting better and just crossing the threshold where it’s attractive to us.

Douglas Kessler:	The only thing I would add to that is obviously we’re being very disciplined in what we pursue and I’ll give you a data point. Apparently for the ESA traunche that we bought, we were told that another group bought a similar spot in the capital structure – actually, the exact spot but at not as good of a discount to par. They bought it at a number that was closer to par than what we paid and they closed on it after we did. So I think what we’re trying to do is not only look at the paper but look at the institutions that hold the paper and be mindful that, you know, the paper that we’re looking at we believe it’s fundamentally sound but the institutions that hold it may not be. And so there could be stress points for us to take advantage of in terms of pricing and structure.

Participant 1:	Well, $21 billion is a pretty large menu to choose from. There must be stuff in there that’s very high yield but pretty high risk. How do you decide where to go in terms of how much risk to take for the amount of potential return you get for that?

Douglas Kessler:	I think it’s simple. It’s consistent with what we have always done. We underwrite to the real estate value and stress test the real estate operations and only if we are comfortable with the performance of the asset at our last dollar debt in the capital stack and compare to that what we believe the borrower’s capabilities are as well we make the decision to move forward. But, you’re absolutely correct, there are
2nd Quarter Conference Call — August 7, 2008 — Page 3

components of the capital stack that we would absolutely steer clear of.

Monty Bennett:	There’s, for example, in the Extended Stay America portfolio, there are mezz pieces that were available and still available in the more risky positions than ours that are actually being offered at substantially lower discounts but in our most conservative stress tests, those other segments started to get hit a little bit so we wanted to get back from there. So, the piece that we chose was the piece that stayed strong even in our most conservative circumstances. So that’s how we choose and right there’s just where we just draw the line and that’s it.

Participant 1:	And one more, Monty, as you look at all of those opportunities in mezz versus stock repurchases, how do you weigh that decision?

Monty Bennett:	We look at it economically. We just run the numbers on which is more attractive; the difficulty is that, you know, all opportunities aren’t available at all times based upon the volume of shares that we can buy at these times, blackout periods, also some of the mezz that’s available at the timing of when we can get it. There are a couple of other kinds of subjective factors that are available or that come into the analysis of these. If you do a mezz piece, the advantage is, is that you still have the capital at some point later to recycle it. That’s also the disadvantage because if you’re getting a 20 percent yield then you’ve got to redeploy it to get another 20 percent yield. So it’s not dilutive later on.

While if you go stock repurchases, you burn the capital then you’re making the size of your company smaller but then the accretion lasts forever. So we take those all into account but right now both those opportunities, in general, seem to be pretty attractive to us.

Participant 1:	Okay and you’re blackout period ends Monday, right?
2nd Quarter Conference Call — August 7, 2008 — Page 4

Monty Bennett:	That’s right.

Participant 1:	Okay, thank you.

Participant 2:	I was hoping you could give us kind of the breakout you did last quarter in light of your asset sales and where you think the capital investment plans stands for the rest of the year from that original say $190 million?

Monty Bennett:	Let me kind of give you some broad statements about that. We had $50 million of ROI that we wanted to spend this year. However, when you look at the returns on those ROI investments compared to the returns we can now get in mezz or in buying our own stock back that becomes a lot less attractive. We could still get the same returns but there just a lot lower than what we can get elsewhere. So initially we were targeting $50 million of our ROIs and now we’ve dialed that back to maybe something closer to $20 million.

We spent $77 million or so far this year and for the rest of the year we think that numbers going to be $40 maybe to $60 million. Now realize our FF&E reserve for the whole year is something like $55 million. So a good portion of that’s covered by reserve and the balance will come out of cash flow or other sources of capital.

Participant 2:	Okay, great.

Monty Bennett:	We’re also in the market with some assets with hopes of maybe selling the assets because we again, we can just make more money by using the capital for buybacks than we can in CapEx.

Participant 2:	Yeah, how much did you save on the asset sales to date? I know there’s probably a PIP but the Dallas Lincoln Center maybe some others.
2nd Quarter Conference Call — August 7, 2008 — Page 5

Monty Bennett:	You know, it’s kind of hard to say because a lot of those PIPs — well some of the PIPs were finalized but the pricings weren’t finalized so we’re still going back and forth with Hilton. What do you think it is, Kimo?

David Kimichik:	It was $20 million was our renovation plan on the Lincoln Center asset that we saved. The Montreal asset was planned for next year so that wasn’t in this year’s plan. The Dulles asset had just gone through a renovation.

Participant 2:	Just one other question. Can you give us an idea of how demand trended through the last four months? I know most of the peers — your peers have said April, May were pretty good. June was pretty bad and July wasn’t much better. Can you give us some comments on that?

Monty Bennett:	Sure, we’ll refrain from commenting on July but for the other three months, our occupancy was down 134 basis points. It’s kind of hard to get a handle because April was up but we had some favorable comparables from the prior year with where Easter was and for us, May was a little worse and June was a little better than May. So our trend was a little bit different than our peers.

As far as we are seeing softness, geographically we’re seeing it primarily in Southern California, Las Vegas, Phoenix – those are probably the main areas. It’s a little bit stronger in Texas, New England areas; mid-Atlantic is kind of a wash. The way Smith Travel does it they include a big area so that’s kind of mixed but that’s about where we’re seeing the strength and weaknesses.

Participant 2:	Thank you.

Participant 3:	Good morning, guys. I guess this question’s for Doug. Going back to the question on ESA and the note. You know, I guess it strikes me that your return there is entirely back ended. I clearly don’t have
2nd Quarter Conference Call — August 7, 2008 — Page 6

access to the information that you guys do on Extended Stay but I guess I’m having a hard time seeing how there’s, I guess, much residual value to the traunche you purchased. If you assume the move we’ve seen in hotel repricing is reflective of the declines and will inevitably impact hotel values, I know in your comments you said you think you’re looking at a loan to cost at 75 to 80 percent but in today’s dollars where asset prices will likely move that’s probably closer to 100 percent loan to value. I would think of those assets are mark to market. So while they’re cash flow positives today, I think in paying their debt, a lot of that’s been helped by, I think the decline in interest rates on ESA senior debt. I guess, I’m sorry, I know it’s not really a question but I’m guess I’m trying to figure how you feel your principle is secure and is it really more of debt in recovering asset value than the mezzanine market in the next few years or is there something I’m missing there?

Monty Bennett:	This is Monty. Let me make one comment and then pass it over to Doug. It seems, if I heard it right, was that you believe the prices for public REITs now is a reflection of the pricing in the private markets for real estate. We don’t agree with that. We think that there’s a huge disconnect in the public and private markets and so that’s why we think the value of our peers and ourselves don’t reflect value of the underlying assets and what they could be sold for. So that’s one difference.

Douglas Kessler:	I think that when you look at the values that we’ve actually been selling assets for, that’s probably a fairly interesting metric when you take the combined cap rate of all the assets that we’ve sold over the past six months, they’re sub 8%on a combined basis. And yet, I don’t think if you look at the values of some of the REITs that this is indicative of the private market metric.

We take comfort in several aspects of the deal. Number 1 the per key price for our last dollar of debt is at $82,000. We all recognize that that
2nd Quarter Conference Call — August 7, 2008 — Page 7

is below replacement and below where we comfortably feel these assets would trade. In addition we take comfort in seeing the participants and the amount of the capital that is behind us as well in the capital stack. So, we feel very comfortable about where we are. We looked at numerous traunches of this debt. We looked at where we could find the largest discount relative to our valuation and we believe that this is one of our best mezzanine investments.

Participant 3:	I don’t disagree with you, I guess, that the cap rates have been pretty good. I know you said you’re at the $80,000 threshold but a lot of assets that are getting financed today are usually only getting 50% to 60% LTVs. And it just strikes me that, again I don’t expect conditions to hold forever but in three to four years, doesn’t this come down to question of whether or not we get back to environment where you can refinance up to 70% to 80% LTV at that time?

Monty Bennett:	But it’s not the refinance. It can be sold and that value can realized.

Participant 3:	Okay.

Douglas Kessler:	Sold, recapped with new equity coming in. Remember, this is a very unique platform in its own right as being the dominant extended safe platform in the US.

Monty Bennett:	Someone could buy it for $82,000, $84,000 a key and then put, you know, $65 -$60,000 to keep debt on it and we’re still paid off. So it’s not like financing markets have to come back to a certain level in order for us to realize that value.

Participant 3:	And then, I guess just moving on. Monty, you had mentioned earlier that you’d pay the dividend provided it was covered by operating cash flow. Just to be clear, when you guys think about this, I assume you mean funds available for distributions, regardless of whether or not
2nd Quarter Conference Call — August 7, 2008 — Page 8

you’re spending on CapEx. Do you still, I guess, ding that number for some sort of reserve, you know, 4 to 6 percent of revenues?

Monty Bennett:	Yes, we do. It’s about 4.5 percent is what we hold back as reserves.

Participant 3:	And I assume that means you guys believe you’ll cover that dividend in 2008 just from your opening remarks but I guess I’m curious and as you look forward to 2009, have you guys estimated what sort of decline in RevPAR or EBITDA whatever metric you might want to use before your, I’ll call it your run rate on ’08, FAD doesn’t cover your current dividend?

Monty Bennett:	I don’t understand the question. Would you mind repeating it?

Participant 3:	Yeah, I guess I’m just curious if you think you’re going to cover your dividend in 2008 from your funds available for distribution. Have you looked forward, I’m not asking for guidance, have you looked forward and said well what kind of decline in RevPAR or EBITDA do I need in ’09 such that my FAD now doesn’t cover my dividend?

Monty Bennett:	Yes, we’ve done some of those analyses and as you know, our business is seasonal. So, you know, one quarter may not technically cover the dividend but on an annualized basis is how we look at it. And so, as I mentioned in my script, you know we’re not inclined to come out of pocket in order to cover it but so far so good. In December we’ll give more guidance about 2009.

You know, we’re looking at it depends upon what LIBOR does and how well our managers control costs and also how our platform changes with selling off some assets and investing in mezz loans but if that doesn’t change, our asset base doesn’t change and LIBOR stays flat or follows the curve. It’s kind of the range that we’ve modeled in.
2nd Quarter Conference Call — August 7, 2008 — Page 9

We can experience, and this depends upon a number of factors, so please use this broadly, about a 2 percent RevPAR in the next year in ’09 over ’08 that wouldn’t create a cash flow situation that’s below our dividend and so based upon the guidance we’ve given thus far, unless it changes in December, then we’d still be paying the dividend. And maybe as much as 4 percent, you know, also depends upon how the rest of this year turns out and how much of a discount that is off of the rest of the year but at least that gives you somewhat of an idea of what we think we can sustain.

Participant 3:	Thank you very much. Thanks guys, that’s it for me.

Participant 4:	Yeah, just a couple of questions. First of all, how liquid do you think that mezzanine paper is? I mean compare that to how long would you think it would take you to resell it versus reselling assets of the hotel level?

Monty Bennett:	I don’t think the paper’s very liquid in this market. As I mentioned, there’s $21 billion worth of other hotel debt out there trying to be sold. So, in this market, we haven’t tried to market it so it would be hard for us to comment but I would think it would be more difficult considering how much competition there is to sell paper.

Douglas Kessler:	But again, bear in mind my earlier comments that for the same spot in the capital stack, the same traunche of debt was sold by another financial institution at approximately 10 to 12 points less of a discount than we were able to get two weeks after we bought our paper. So, again I think it points to the fact that the trade we made on this was relatively attractive even considering comments on pricing and where mezz is headed. Clearly, it would appear that we bought it at more of a discount than others recently did.
2nd Quarter Conference Call — August 7, 2008 — Page 10

Monty Bennett:	The difficulty for a lot of buyers of mezz is trying to get financing on it. So if we were to provide seller financing on that paper then it would be a lot easier for us to sell.

Participant 4:	Let me ask it a different way then. How long was that paper that you bought on the market for?

Monty Bennett:	The ESA deal was closed in about April of last year and I’d say a couple months after that, the syndicate started marketing it. I believe it was marketed for awhile and then pulled back and then marketed for awhile. So they’ve been marketing for some time. It was very shortly after they reached an attractive price point though that we jumped on it.

Douglas Kessler:	Remember there are certain points in the field where the syndicate follows suit and then after a certain time elapses there’s the opportunity for the syndicate banks to sort of break rank and sell at different price points and that’s what we’re beginning to see in some of these larger deals that took place in 2007.

Participant 4:	And so...

Douglas Kessler:	I think the Hilton deal would be a good example of where, you know, the syndicate recently broke and so pricing is sort of a free for all right now in terms of where institutions would price certain spots in the capital stack.

So you have those windows that the loan is marked to unload the paper by discounting it faster. I think the syndicate for the ESA deal broke up in April or so. It was about a year, I think.

Participant 4:	So, then let’s put that $21 billion market into, sort of, perspective. Of that amount, how much would you just estimate is where the
2nd Quarter Conference Call — August 7, 2008 — Page 11

syndicate have started to break and is it 10 percent of that $21 billion, is it 50 percent, what do you guys think?

Monty Bennett:	You know what we haven’t looked at it. It’d be hard to say.

Participant 4:	Okay.

Monty Bennett:	We haven’t divided this up that way. Doug, you may want to hazard a guess.

Douglas Kessler:	I think we’re more focused on trying to find spots in the capital stack that meet our criteria as opposed to trying to determine exactly where the syndicate has broke. So we haven’t really calibrated to kind of look at it quite that way.

Participant 4:	Fair enough. No problem and then my only other question is about 2009 CapEx. What is the minimum CapEx that you guys think you could spend in 2009 given the brand requirements or what not?

Monty Bennett:	You know it’s just hard to say. We met here internally to talk about that because we thought that that might come up on this call. It just depends upon what assets we sell. Some assets have got enormous CapEx requirements and PIPs and some don’t have much at all. You know, if you look at the Rye Town Hilton, for example, it is an asset that we’re talking to folks about maybe selling. Well, proforma on that asset may be $20 million, $30 million. Capital Hilton and Torrey Pines together have got a pretty good CapEx requirement on them. So, it’s so influenced by that it’s just hard to say what that number is.

Participant 4:	Okay, great. Thank you so much, guys.

Participant 5:	Thank you. Good morning. I had a question on the $600 million of sales do you expect all to be fourth quarter? Any to be third?
2nd Quarter Conference Call — August 7, 2008 — Page 12

Monty Bennett:	As far as the timing let me think about that question. About what’s maybe third and what may be fourth. I think some of it may hit third. It just kind of depends. We’ve already had a couple hit the third quarter, the Milford and Rockland assets. As far as any of these other deals, I’m trying to think about the negotiations and the due diligence periods. I think that they’re all falling into first part of the fourth quarter. So, I don’t think we’ll see a lot in the third quarter.

Participant 5:	Okay and...

Monty Bennett:	Maybe some. You know, it just depends. Buyers are so tough these days because you think you’ve got a deal and you think they’re there and it doesn’t happen but there absolutely could be some in the third quarter but I’d say the most would be in fourth quarter.

Participant 5:	And did you say you have listed for sale about $2 billion or is that an old number?

Monty Bennett:	That’s an old number that we’ve been marketing for sale on and off since the first of the year.

Participant 5:	And where is that figure now?

Monty Bennett:	That’s about right still. It’s not like we ever formally take it off the market. We’re still seeing if can garner interest in some assets at the prices that we like.

Participant 5:	Okay and does this process continue into 2009? Do you keep, you know, the other billion and a half for sale that you don’t sale? I’m just wondering — it seems like the discussion today has been mostly about out flows of capital — love to hear more about inflows of capital and I think that’s what the market wants to learn about.
2nd Quarter Conference Call — August 7, 2008 — Page 13

Monty Bennett:	You know, it just depends. If we find we can sell assets at prices where we can take those proceeds and then turn around and buy back shares or place in the mezz at substantial returns, we’re going to keep doing it. That’s our platform. And if the market continues to price our shares low like our peers, well then it’s a great arbitrage. So we’ll just keep on trucking but we’re limited by a thin and choppy asset sales market. It’s just tough to get some things done. So that’s our plan at least for right now.

Participant 5:	Great, thank you, Monty.

Monty Bennett:	Thanks.

Participant 6:	Monty, I had a question for you. In the prepared remarks, you mentioned some of the asset sales. You said you were looking for a goal of $600 million to a $1 billion for the year and I thought I had remembered you talking about $600 million for awhile now. Is there a chance that more gets done than what you previously expected or is that expansion of what you want to do for the year?

Monty Bennett:	No, no we’ve always thought it’d be $600 million to $1 billion. You know, the hard thing is that we’ve got some portfolios with some assets that are pretty big and so it’s just hard to know whether that portfolio will trade or not. We’ve got one portfolio that’s actually several portfolios together that some groups have looked that’s in the $400 million plus range. Well, if that trades, that moves, that’s going to move the figure big one way or the other and it’s just hard to handicap whether that’s going to happen until it actually closes. So, that’s why guidance has been tough but I think in the beginning I said $600 million to $1 billion. I think in the last call I said $600 million plus. So the guidance hasn’t significantly changed again. It’s a moving target.

Participant 6:	Okay, thanks. Also, you had talked about how you’re not inclined to come out of pocket to pay the dividend but also, I think you said with
2nd Quarter Conference Call — August 7, 2008 — Page 14

the seasonality one quarter you may not be covering the dividend. Do you have estimate on what kind of time frame you would be willing to come out of pocket for before you had to make a change in dividend policy?

Monty Bennett:	No, not really and again, if you look at it one quarter and we come out of pocket but if we’re coming out of pocket just for seasonality reasons, we don’t see that as coming out of pocket. I mean the second quarter’s our strongest quarter. You saw how much additional coverage we got there. So what we’ll do is we’ll look at the quarter and say all right, you know, maybe the capital came in below our dividend this quarter but on a seasonally adjusted basis, how did we come in? And as long as we’re above that 21 cents, we’re inclined to pay it while if we start to get below that then we’re not inclined to pay it. Will we cut it right at that level, hard to say but like I said, we’re not inclined to pay much out more than we’re making.

Participant 6:	Okay and my last question was you gave a little detail about the kind of RevPAR decline you thought you’d be able to see in 2009 over what you’re expecting 2008. You said about a 2 percent and maybe as much as 4 percent. Obviously you guys did well with your margins this quarter. I was wondering it’s early I guess but what kind of success have you seen from the, on the hotel level in terms of cutting costs at this decline of revenue?

Monty Bennett:	Well, the second quarter, as you mentioned, our team did a good job of working with the managers to control those costs if that’s what you mean and the detail in our schedules shows we were able to make those gains. So far, so good. Our asset management team continues to work on this and we think our manager’s believe that this needs to happen and are responding. What other detail are you looking for?
2nd Quarter Conference Call — August 7, 2008 — Page 15

Participant 6:	Well, I’m just curious if that sort of met your expectations or exceeded them or fell short. And as you’ve gone four months into the program of trying to cut some costs, how have your expectations evolved?

Monty Bennett:	No, our expectations haven’t really evolved. We look at the 50% flow number that David Kimichik mentioned but it’s a flow number compared to our budgets and you guys don’t know what our budgets are but it’s — they’ve met our expectations so we’re happy with that and we hope it continues to in aggregate. There are some managers, some properties that have not made this goal but it is made up by others.

Participant 6:	Okay, thanks a lot.

Monty Bennett:	Sure.

Participant 7:	Good morning. Have you changed your, in the choppy market for selling assets, have you changed your pricing expectations or would you have any color on cap rate trends in the last 30, you know, 60 days?

Monty Bennett:	You know, we’ve changed it maybe just a tiny bit but not much. I mean you know the retrades come harder and faster and so we’ve walked from a number of deals because of that. So, maybe a little bit but not so much. You know, on the assets that we have sold, it’s been on a 6.8 percent trailing 12 month NOI cap rate but you know, there’s certain peculiarities about those assets. By and large, the market is not, you know, very thick but we still don’t see much movement in the cap rates. As you know, from covering this industry for so long that it’s just such a broad statement and its so asset specific. In some cases we’re delivering attractive financing with it and so that makes a difference along with whether it’s encumbered or unencumbered and on and on.
2nd Quarter Conference Call — August 7, 2008 — Page 16

Participant 7:	Okay, all right and with the satisfaction of a majority of your upcoming debt maturities would it be correct to characterize your position on those asset sales as not feeling pushed to do them but rather relaxed about them?

Monty Bennett:	That’s right. We don’t need to sell them. We’d like to sell them because we can make more money through mezz loans or share repurchases but we don’t need to like you implied.

Participant 7:	Okay and then what would cause you to reconsider the mix of variable and fixed rate that’s in your capital structure?

Monty Bennett:	I think that if we started to see or believed that there would be a strong discorrelation or movement against the historical correlation of RevPAR to floating rate debt. We do not to try to make money on the swap, we do it as an insurance policy and that, at least if RevPAR’s low, then interest rates will be low and we’ll save there and the reverse would be true but if we felt, for some reason, that would change and that those two trends or that trend would diverge then we’d look seriously at locking those interest rates down.

Participant 7:	So we would expect you to maintain a large portion of variable rate debt for the foreseeable future?

Monty Bennett:	Yes.

Participant 7:	Okay, thanks.

Participant 8:	Hi guys. Just a quick clarification. On your proforma EBITDA, is that excluding hotels that are under renovation this year and under renovation last year in the prior period?

David Kimichik:	No, just the hotels under renovation in the current quarter.
2nd Quarter Conference Call — August 7, 2008 — Page 17

Participant 8:	So could you give us the EBITDA growth of hotels that weren’t under renovation in either period and would that match up to your proforma RevPAR growth as well?

David Kimichik:	I could get you that information. I don’t have it in front of me but it would be consistent with the overall portfolio.

Participant 8:	Okay but the proforma RevPAR is RevPAR not under renovation in either period or just the current period?

David Kimichik:	Just the current period.

Participant 8:	Okay. Thank you.

Participant 9:	Good morning. Monty, could you comment on the composition of the remaining assets that you’re out there marketing? I mean in the past you said that it mirrored your portfolio yet year-to-date we’ve only seen really upper, upscale assets being sold. Should we expect to see more of the limited service segment sold in the second half?

Monty Bennett:	You know, it’s hard to predict because of what I said earlier of the choppiness of the market. That big portfolio that I mentioned is primarily limited service. So if that trades, that would be a big chunk of limited service assets being sold but we’re still selling or looking to sale some larger boxes, full service type assets on a one off basis. So, it just depends upon whether the buyers come through on that larger limited service portfolio or not. To answer your question is just hard to handicap.

Participant 9:	Is it safe to say then that it hasn’t been because of the pricing of the limited service it’s just been because of the business you’ve received at this point? You haven’t seen a significant drop off in pricing of limited service versus full service?
2nd Quarter Conference Call — August 7, 2008 — Page 18

Monty Bennett:	I wouldn’t say that we’ve seen that, no.

Participant 9:	Okay. Secondly, you talked a lot about the mezzanine market right now that’s from the seller’s perspective. You know, what does the buyer’s side look like. I mean who are you competing against. What is the appetite out there to buy such mezzanine pieces?

Monty Bennett:	You know, it’s interesting because everybody talks or at least I’ve heard a lot of talk about all these mezz funds that are raising money and all these mezz funds that are out there buying and on and on. Yet, the product is still sitting on these banks’ books and a lot of it, I think, would be pretty attractive to these mezz funds. So I don’t know if that means that all this is talk and all this supposed mezz money really isn’t out there or if the mezz players are probably staying away from hospitality product because we’ve seen a lot of mistakes where lenders and mezz lenders dabble in hospitality that really don’t understand the business and they get really burned and so therefore are investing in the other property types. But we’re just not seeing a lot of that.

Now, the banks are moving the paper but from our discussions with them, it is just all over the board as far who’s buying the paper. You’ll have a family office buy this piece. You might have a hedge fund buy that piece. You might have a small mezz fund buy a piece. It seems to be all over the board. Doug, you may want to comment on that.

Douglas Kessler:	I think the one other thing is there is sort of a wait and see approach for a lot of these groups and as Monty pointed out, you don’t have that many sophisticated lodging operators that are also in the mezz business and for people just reading the headlines it gives a perception of the market that I think is darker than reality and so it’s putting people on the sidelines. And then in addition to that, a lot of these groups rely on financing to get the required returns that they’ve promised investors in these mezz funds and you know, some of these
2nd Quarter Conference Call — August 7, 2008 — Page 19

institutions are only willing to do cash trades. Some are willing to consider some form of repo line but the repo line market as everyone knows has kind of taken its own course in terms of mark to market provisions that may not be very digestible today to a lot of funds that might be looking at this paper. So, without the financing and with market perceptions as they are, you have people I think sitting on the sidelines.

David Kimichik:	You know one other point that I just heard yesterday on that is that some of these investors and potential investors are mark to market investors; hedge funds and the like. And they’ve seen spreads gap out on this paper and they’re concerned that they’re going to catch a falling knife and here they go out and they make a nice investment and some nice yield and they’re very happy with it but then within the next quarter spreads gap out even more and you know, their first mezz investment they’ve got to show as a loss to their investors. It’s not going to make anybody very happy so people are just very cautious about that and don’t want to look foolish by buying too early.

Participant 9:	Okay. Final question, subsequent to quarter you sold two Boston area properties. I know one of them you converted and put a lot of money into. Just kind of wondering what the thought process is in that because Boston seems like it’s a market that’s kind of got some upside over the next several years here.

Monty Bennett:	We agree with you. We think Boston has got some upside but the challenge for those two assets we believe is they are in secondary locations. One was in Rockland. There’s just not much in that area near Rockland which is south of Boston and Milford, kind of southwest of town, is also a market where new supply is coming in and we had a chance to make a nice profit on them which we did. So that kind of drove the decision, the kind of assets and their locations more so than the overall Boston market.
2nd Quarter Conference Call — August 7, 2008 — Page 20

Participant 9:	Thank you, that’s very helpful.

Monty Bennett:	Sure.

Participant 3:	Hey guys, careful. Rockland is three miles from my house. Actually, I guess, just going on the question about mezz opportunities. I guess there is likely a lot of paper out there beyond Extended Stay America, probably Hilton and a slew of other hotel portfolios and maybe even Cayman companies. Have you guys looked at the post sale LBO data or former hotel REITs like an Eagle or Inn Keepers, and would you consider investments even in the paper of some of the gaming companies like Harrah’s or do you just draw the line at that?

Monty Bennett:	You know, regarding some of the other REITs, we’ve looked at the paper and some of it looks pretty interesting to us. So, yes we would invest in that. As far as gaming we can’t invest in gaming.

Participant 3:	Even if it’s debt maybe secured by real assets of those companies?

Monty Bennett:	Well, if you ever have to take title to the asset or deal with it, it can just be problems. So we just stay away from gaming.

Participant 3:	Okay and then, I guess, I think Monty earlier when I was asking about the ESA note you were saying that you felt the decline on hotel REITprices was not reflective of the pricing in actual hotel assets but I guess if that were the case, instead of buying the mezz debt and ESA at a 20% to 23% IRR. Why not instead repurchase your own shares which I think at the time you bought the ESA paper was providing a current cash dividend yield in the 20 to 25 percent range?

Monty Bennett:	We were in a blackout and so in our blackout we can’t buy those shares. And as you know, it’s hard to know what the shares are going to look like when you’re not in a blackout. So we thought that was a great opportunity. We think the shares at the current price is a great
2nd Quarter Conference Call — August 7, 2008 — Page 21

opportunity but it’s just tough to, at any point and time, have a clear decision of doing one versus the other. The volume of shares you can buy, the pricing, whether it’s a blackout or not and if you’re also working on a mezz deal and you’re down a path with someone. If it’s an attractive investment you don’t want pull the rug out from underneath that seller at the last minute either so that drove part of the decision but it’s still a very, very attractive deal and believe me, if there’s — we thought a substantial difference in returns then we would’ve walk from that deal but thought it was a very attractive opportunity.

Participant 3:	Okay, great. Thank you.

Participant 1:	Just to be clear on the point about REITs. You did buy some Highland paper already right?

Monty Bennett:	That’s right.

Participant 1:	Okay. On the dividend, two part follow up. I guess, you know, from my perspective you have a lot of cash coming in from a lot of sources so going out of pocket is kind of a funny way to look at it. In addition to that, you’re giving cash back to shareholders in two ways these days with the share buyback and with the dividend. I guess what I’m wondering is would the board cut the dividend if you were in a scenario where you saw minus 2 or minus 4 percent RevPAR growth and you got to a point where you were not fully covering the dividend or is there a threshold where there’s a certain amount going out that it would no longer be comfortable to do that?

Monty Bennett:	You know, the only guidance I can really provide is that general discussions have been what I said a moment earlier which is that the board and myself are not inclined to pay out above our ongoing cash flow and that’s — we could sustain a 2% drop in RevPAR to maybe 4 percent drop in RevPAR and still be making enough cash flow to be
2nd Quarter Conference Call — August 7, 2008 — Page 22

paying a dividend with no change in our platform. Would we be so close the board would want to cut it? It’s hard to say. I don’t know. Like I said, my inclination and most of the board members’ inclination is to keep it if you’re covering it but also that does involve a little bit of forecasting and interest forecasting which is tough to do in this environment. Other than that, I don’t know that I can provide any clarity on what we might do regarding the dividend.

Participant 1:	And the other part of the question is do you have taxable income constraints on your dividend payout and particularly as you look at another $300 to $700 million of asset sales might you find that there are gains beyond the 11 to 12 cents you’ve earned already?

Monty Bennett:	It’s possible but you know, if we foresaw that then we wouldn’t keep the guidance where we kept it which is 21 cents per quarter. A number of the assets that we’re selling are assets that we bought last year. The good and bad news about it is that we’re stilling seeing the prices above what we paid and what some say was the height of the market which was the spring of 2007 but that means that there’s not that big of a gain in order to have to be worried about taxable income and making special dividends.

Participant 1:	Okay and just from ordinary income, you’ve got a bit of a cushion there?

Monty Bennett:	There’s always a cushion. It just depends upon how much in gains that we’ve experienced through which assets we sell. The assets that we’ve owned since 2004 typically have bigger gains than the assets that we sell that we’re from 2007 and it gets back to that question which assets will actually trade and at this point, you guys know as much as we do as far as which one’s going to trade. It’s just a choppy market and uncertain on what assets the buyers will come through on.

Participant 1:	Okay, thank you for clarifying.
2nd Quarter Conference Call — August 7, 2008 — Page 23